Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations
Stephen J. Hansbrough	Scott Liolios or Ron Both
President & CEO	Liolios Group, Inc.
HearUSA, Inc	ron@liolios.com
(561) 478-8770	(949) 574-3860

HEARUSA REPORTS FIRST QUARTER 2007 RESULTS

West Palm Beach, Fla. -- May 15, 2007 -- HearUSA, Inc. (AMEX: EAR), a leading provider of hearing care through a fully integrated and professionally accredited system of hearing care centers, reported financial results for the first quarter ended March 31, 2007.

Q1 2007 Financial Results

The first quarter 2007 as compared to the previous quarter and same period a year ago:

•	Net revenues totaled a record $23.6 million, an increase of 3.3% from $22.8 million in the previous quarter and an increase of 8.9% from $21.7 million a year ago.

•	Income from operations was $1.6 million or 7.0% of revenues, as compared to $102,000 or 0.4% of net revenues in the previous quarter, and $1.7 million or 7.7% of net revenues a year ago.

•

The net income (loss) applicable to common stockholders for the first quarter was a loss of $595,000 or ($0.02) per share, as compared to a loss of $1.6 million or ($0.05) per share in the previous quarter and a positive net income of $41,000 or $0.00 per share a year ago.

•

Included in the company’s first quarter 2007 results is approximately $600,000 or $0.02 per share of cash and non-cash interest expenses associated with $6.25 million of the 2003 convertible subordinated notes. As announced on April 9, 2007, subsequent to the end of the first quarter this debt, which required quarterly principle repayments of $625,000 plus interest, was eliminated as a result of the conversion of these notes and exercise of related warrants.

Q1 2007 Event Highlights

•

Don Shula, renowned NFL football coach and Pro Football Hall of Fame inductee, signed on as the company’s new spokesperson. Coach Shula will spearhead a campaign on the importance of hearing health that encompasses public service announcements on television, direct mail campaigns and personal appearances on behalf of HearUSA. Coach Shula is part of the company’s continuing effort to raise awareness of the importance of hearing health and distinguish HearUSA as the preferred medical resource for hearing care.

•

HearUSA began to see an increase in its rebate credits as the result of restructured credit and supply agreements with its strategic partner, Siemens Hearing Instruments, Inc. (a division of Siemens AG). Under the new terms, Siemens increased HearUSA’s line of credit from $26 million to $50 million and extended the term to February 2013. The first $30 million of the credit line will be self-liquidating, with the quarterly required payments of principal and the 9.5% interest being forgiven, provided that

HearUSA continues to purchase 90% of its products from Siemens. Siemens also agreed to provide an additional $1.25 million in annual rebates to the company so long as the company meets its minimum unit level requirement. Siemens received the right to convert into equity, at $3.30 per share, up to $21.2 million of the then outstanding debt after a three-year holding period.

•	HearUSA acquired three privately owned hearing centers with combined estimated trailing 12-month revenues of $2.4 million.

“Our first quarter was in line with our stated goals of increasing revenue on an annual basis by 15%-20%, cleaning up the balance sheet and ultimately reaching an operating margin (income from operations as a percentage of total revenues) of 10%-12%,” said Stephen J. Hansbrough, president and CEO of HearUSA. “These results put us on track to realizing $102 million - $107 million of net revenue in this fiscal year. We also expect to control expenses and expand our strategic acquisition program as a result of the new Siemens $50 million financing agreement.”

Ken Schofield, HearUSA’s COO, said, “Subsequent to the end of the first quarter, we closed on one additional acquisition with trailing 12-month revenues of approximately $800,000. So far in Q2, we have signed three new letters of intent that brought the total number of signed LOIs to seven, with total trailing 12-month revenues of $4.1 million. We still see tremendous opportunity for expansion and will continue to pursue an aggressive acquisition strategy.”

Gino Chouinard, executive vice president and CFO, added, “It should be noted that the 2003 convertible note transaction will result in a non-cash charge of about $2.4 million in the second quarter of 2007, due to the acceleration of the debt discount amortization and reduction in warrant price. The benefit of this transaction will be reflected beginning in our third quarter of 2007.”

Conference Call

The company will hold a conference call tomorrow afternoon to discuss its first quarter financial results. President and CEO Stephen J. Hansbrough, COO Ken Schofield, and Executive Vice President and CFO Gino Chouinard will host the presentation, which will be followed by a question and answer period.

Date: Wednesday, May 16, 2007

Time: 4:30 pm Eastern (1:30 pm Pacific)

Toll Free Dial-in Number: 1-877-407-9210

International/Toll Dial-in Number: 1- 201-689-8049

Conference ID Number: 242469

Internet Simulcast: http://www.vcall.com/IC/CEPage.asp?ID=117108

(Windows Media Player needed for simulcast)

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization and ask you to wait until the call begins. If you have any difficulty connecting with the conference call, please contact the Liolios Group at (949) 574-3860.

A replay of the call will be available later that evening and accessible until May 24, 2007:

Toll-free Replay Number: 1-877-660-6853

International/Toll Replay Number: 1-201-612-7415

Conference ID Number: 242469; and Account Number: 286

Internet Replay: http://www.vcall.com/IC/CEPage.asp?ID=117108

About HearUSA

HearUSA, Inc. provides hearing care to patients primarily through more than 167 company-owned hearing care centers, which offer a complete range of quality hearing aids with an emphasis on the latest digital technology. HearUSA Centers are located in California, Florida, New York, New Jersey, Massachusetts, Ohio, Michigan, and Missouri and the province of Ontario, Canada. The company also derives revenues from its HearUSA Hearing Care Network, comprised of 1,600 affiliated audiologists in

49 states, as well as its website that enables online purchases of hearing related products, such as batteries, hearing aid accessories and assistive listening devices. For further information, click on “investor information” at HearUSA’s website www.hearusa.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995, including those concerning the HearUSA’s stated goals of increasing net revenue on an annual basis by 15%-20%, cleaning up the balance sheet and ultimately reaching an operating margin of 10%-12%; the company’s objective for 2007 of net revenues for the year within a range of $102 million and $107 million; its expectation of controlling expenses and expanding its strategic acquisition program through the Siemens financing; its goals of growing via its acquisition program and of increasing revenues from comparable centers by 5%-10%; the company’s expectation that cost of products sold will decrease on a going forward basis as a result of the Siemens transaction; the company’s expectation that consequences of the 2003 convertible note transaction will include a non-cash charge of about $2.4 million in the second quarter of 2007 and expected benefits will be reflected in the third quarter of 2007. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include such factors as successful implementation of the company’s acquisition program; integration of the newly acquired centers and maintenance of revenue levels from those centers; the company’s ability to maintain cost controls and limit expenses; the successful implementation of the new Siemens agreements; the ability of the company to maintain unit sales of Siemens hearing aids; market demand for the company’s goods and services; changes in the pricing environment; general economic conditions in those geographic regions where the company’s centers are located; the impact of competitive products; and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission, including the company’s Form 10-K for the fiscal year ended December 30, 2006.

Contacts

Company contact:

HearUSA, Inc

Stephen J. Hansbrough

President & CEO

Tel 561-478-8770

or

Investor Relations

Liolios Group, Inc.

Scott Liolios or Ron Both

Tel 949-574-3860

ron@liolios.com

HearUSA, Inc

Consolidated Statements of Operations

(unaudited)

	March 31, 2007	April 1, 2006
	(Dollars in thousands, except per share amounts)

Net revenues
Hearing aids and other products	$21,972	$20,173
Services	1,614	1,484
Total net revenues	23,586	21,657

Operating costs and expenses
Hearing aids and other products	5,738	6,112
Services	476	373
Total cost of products sold and services	6,214	6,485
Center operating expenses	11,609	9,767
General and administrative expenses	3,632	3,239
Depreciation and amortization	489	492
Total operating costs and expenses	21,944	19,983

Income from operations	1,642	1,674

Non-operating income (expenses):

Gain from insurance proceeds	—	57

Interest income	47	22

Interest expense	(1,680)	(1,410)
Income before income tax expense and minority interest in income of consolidated joint venture	9	343
Income tax expense	(147)	(267)
Minority interest in income of consolidated joint venture	(424)	—
Net income (loss)	(562)	76
Dividends on preferred stock	(33)	(35)

Net income (loss) applicable to common stockholders	$(595)	$41

Net income (loss) applicable to common stockholders per common share – basic and diluted	$(0.02)	$0.00

Weighted average number of shares of common stock outstanding – basic	32,272	32,160

Weighted average number of shares of common stock outstanding – diluted	32,272	38,825

HearUSA, Inc.

Consolidated Balance Sheets

(unaudited)

	March 31,	December 30,
ASSETS	2007	2006
	(Dollars in thousands)
Current assets
Cash and cash equivalents	$4,965	$2,326
Accounts and notes receivable, less allowance for
doubtful accounts of $411,681 and $434,098	7,219	7,591
Inventories	2,730	2,371
Prepaid expenses and other	1,263	1,400
Deferred tax asset	67	67
Total current assets	16,244	13,755
Property and equipment, net	3,901	3,878
Goodwill	52,989	50,970
Intangible assets, net	14,524	13,592
Deposits and other	758	876
Restricted cash and cash equivalents	209	205
Total Assets	$88,625	$83,276

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$9,507	$10,463
Accrued expenses	2,962	2,509
Accrued compensation	2,483	2,826
Current maturities of long-term debt	11,617	8,391
Current maturities of convertible subordinated notes, net of debt discount of $1,025,558 and $1,263,003	5,225	2,487
Current maturities of subordinated notes, net of debt discount of $348,199 and $452,228	1,412	1,308
Dividends payable	34	34
Minority interest in net income of consolidated joint venture, currently payable	478	633
Total current liabilities	33,718	28,651
Long-term debt	31,744	28,599
Deferred income tax liability	5,385	5,234
Convertible subordinated notes, net of debt discount of nil and $217,923	—	2,282
Subordinated notes, net of debt discount of $12,085 and $60,123	1,088	1,480
Warrant liability	—	110
Total long-term liabilities	38,217	37,705
Commitments and contingencies	—	—

Stockholders’ equity
Preferred stock (aggregate liquidation preference $2,330,000, $1 par, 7,500,000 shares authorized)
Series H Junior Participating (none outstanding)	—	—
Series J (233 shares outstanding)	—	—
Total preferred stock	—	—

Common stock: $.10 par; 75,000,000 shares authorized 32,048,500 and 32,029,750 shares issued	3,205	3,203
Stock subscription	(412)	(412)
Additional paid-in capital	124,220	123,972
Accumulated deficit	(110,116)	(109,521)
Accumulated other comprehensive income	2,278	2,163
Treasury stock, at cost:523,662 common shares	(2,485)	(2,485)
Total stockholders’ equity	16,690	16,920
Total Liabilities and Stockholders’ Equity	$88,625	$83,276